Exhibit D

PLX TECHNOLOGY, INC.
(the “Company”)

Paper Election Form

To PLX Technology, Inc.:

I am currently employed by the Company and am the holder of Eligible Options, as defined. I have received from the Company the offering materials filed with the Securities and Exchange Commission on Schedule TO on March 31, 2009 describing the Company’s offer to purchase certain stock options in exchange for the right to receive cash payment (the “Offering Materials”), and I am eligible to participate in the Offer as defined in the Offering Materials. I have reviewed the list of my Eligible Options and understand that, by participating in the repurchase offer, I agree to sell certain of these Eligible Options (as indicated below).

In return for my Eligible Option(s), I understand the Company will grant me a total cash payment of ___________ , which may be contingent upon my continued employment or service with the Company and subject to certain conditions described in the Offering Materials.

For purposes of participating in the repurchase offer, I hereby give up my entire ownership interest in the Eligible Option(s) as indicated in the attached spreadsheet by my choice to offer all (“A”) of a particular Eligible Option or the unvested portion (“U”) of a particular Eligible Option. I understand that such Eligible Option(s) become null and void as of the date that the offer expires and any Eligible Options are accepted by the Company.

I acknowledge that I will be unable to revoke the election described in this Paper Election Form after the repurchase offer expires, which is currently scheduled to occur at 12:00 Midnight, Eastern Standard Time, on May 1, 2009.

I hereby elect to participate in the repurchase offer dated March 31, 2009 with respect to the Eligible Option(s) indicated in the attached spreadsheet.

Signature of Holder:
Print Name:
Employee ID Number:
Home Telephone:
Date:
Address:

FAX, EMAIL OR HAND DELIVER THIS ENTIRE PAPER ELECTION FORM TO VIKKI LA NO LATER THAN 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MAY 1, 2009.

Fax to 408-328-3598
Email to vla@plxtech.com
Hand deliver to:
Vikki La
PLX Technology, Inc.
870 W. Maude Avenue
Sunnyvale, California 94085

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE, EMAIL OR
HAND DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER
ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.